Exhibit 1.9

chinadotcom Appoints President and CEO of CDC Software,
Asia Pacific

Hong Kong October 20, 2004 chinadotcom corporation (“chinadotcom”) (NASDAQ: CHINA; Website: www.corp.china.com), a leading integrated enterprise software and mobile applications company in China and internationally, today announced the appointment of Mr. James LaLonde as President and CEO of CDC Software, Asia Pacific, its software unit within the chinadotcom group.

As President and CEO of CDC Software, Asia Pacific, James LaLonde is one of the key members of chinadotcom’s global software team and is principally responsible for growing the company’s sales and presence in Asia Pacific. In particular, chinadotcom plans to leverage upon Mr. LaLonde’s experience to take full advantage of the fast growing software market in the Asia Pacific region, particularly in Japan and China.

Prior to chinadotcom, Mr. LaLonde was Vice President, Worldwide Sales, for Brocade Communications Systems, a provider of intelligent switches and related components for storage area networks (SANs) and was responsible for driving Brocade’s sales revenue and managing operations in North America, Europe/Middle East/Africa, Asia Pacific, and Latin America. Before Brocade, Mr. LaLonde was Managing Director, Asia Pacific Sales and Operations of Network Associates, a leader in network security and management software, where he had full P&L responsibility for the Asia Pacific operations. James LaLonde began his career in Asia by spending over 5 years in various senior sales and marketing positions with Microsoft Corporation in Japan.

“We welcome James to our software group to drive the growth of our software business globally, particularly in Asia Pacific,” said Dr. Raymond Ch’ien, Executive Chairman of chinadotcom. “James is a seasoned software expert with a solid track record of rapidly building revenue and market presence for technology companies worldwide. We believe his deep knowledge in the software industry and the Asian market will help us develop new opportunities in Asia, particularly in Japan for our software business as well as further strengthen our foothold in China.”

James LaLonde, President and CEO of CDC Software, Asia Pacific, said, “I am pleased to join the chinadotcom family at such an exciting time in the company’s history. The recent software-related acquisitions lay a solid foundation for the future growth globally and in Asia Pacific. I see tremendous untapped market for software and solutions in the Asia Pacific region, particularly in China and Japan.”

Mr. LaLonde speaks fluent Japanese and he has the distinction of having authored a book in Japanese. He received a degree of Bachelor of Arts in Economics with a minor in International Business from the University of Texas at Austin, Texas.

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About chinadotcom corporation

chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise software and mobile applications company in China and internationally. The company has over 1,600 employees with operations in over 14 countries.

For more information about chinadotcom corporation, please visit the website http://www.corp.china.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, the ability to integrate operations or new acquisitions, the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners, risks associated with the development and licensing of software generally, the future growth of the mobile telecommunications industry in the PRC, the development of new technologies and applications or services affecting current and future business, and general risks of the software, mobile services, marketing and internet sectors. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by chinadotcom corporation, including its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

Investor and Press Contacts:

chinadotcom corporation

Jane Cheng, Public Relations

Tel:	(852) 2961 2750
Fax:	(852) 2571 0410
e-mail:	jane.cheng@hk.china.com

Craig Celek, US, VP, Investor Relations

Tel:	1 (212) 661 2160
Fax:	1 (646) 827 2421
e-mail:	craig.celek@hk.china.com